Exhibit 99.1
Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements
Shareholders and Board of Directors
Hilb Rogal & Hobbs Company
     We have audited the accompanying consolidated balance sheets of Hilb Rogal & Hobbs Company as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hilb Rogal & Hobbs Company at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Richmond, Virginia
February 28, 2008

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	December 31,
(in thousands)	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents, including $109,330 and $59,821, respectively, of restricted funds	$294,407	$254,811
Receivables:
Premiums and commissions, less allowance for doubtful accounts of $3,972 and $3,713, respectively	319,025	273,523
Other	47,190	34,169

	366,215	307,692
Prepaid expenses and other current assets	42,200	33,869

TOTAL CURRENT ASSETS	702,822	596,372
PROPERTY AND EQUIPMENT, NET	26,023	22,178
GOODWILL	794,007	636,997
OTHER INTANGIBLE ASSETS, NET	258,271	148,657

	1,052,278	785,654
OTHER ASSETS	36,303	33,943

	$1,817,426	$1,438,147

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Premiums payable to insurance companies	$453,850	$385,556
Accounts payable	32,380	22,572
Accrued expenses	54,290	70,703
Premium deposits and credits due customers	69,284	38,760
Current portion of long-term debt	14,705	9,060

TOTAL CURRENT LIABILITIES	624,509	526,651
LONG-TERM DEBT	412,432	231,957
DEFERRED INCOME TAXES	50,524	32,231
OTHER LONG-TERM LIABILITIES	46,758	43,939
SHAREHOLDERS’ EQUITY
Common Stock, no par value; authorized 100,000 shares; outstanding 36,749 and 36,312 shares, respectively	271,263	250,359
Retained earnings	409,443	350,084
Accumulated other comprehensive income
Unrealized (loss) gain on interest rate swaps, net of deferred tax benefit (expense) of $651 and $(404), respectively	(1,018)	636
Foreign currency translation adjustments	3,515	2,290

	683,203	603,369

	$1,817,426	$1,438,147

See notes to consolidated financial statements.

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES
STATEMENT OF CONSOLIDATED INCOME

	Year Ended December 31,
(in thousands, except per share amounts)	2007	2006	2005
REVENUES
Core commissions and fees	$731,572	$651,885	$609,467
Contingent commissions	48,378	44,156	48,545
Investment income	14,213	10,506	6,581
Other	5,501	4,298	9,292

	799,664	710,845	673,885

OPERATING EXPENSES
Compensation and employee benefits	455,070	397,323	365,481
Other operating expenses	152,705	123,304	127,702
Depreciation	8,827	8,268	8,410
Amortization of intangibles	33,037	21,516	18,755
Interest expense	23,554	18,368	16,243
Regulatory charge and related costs	(5,725)	—	42,320
Integration costs	1,134	(243)	764
Loss on extinguishment of debt	72	897	—
Severance charge	—	—	1,303

	668,674	569,433	580,978

INCOME BEFORE INCOME TAXES	130,990	141,412	92,907
Income taxes	52,865	54,381	36,707

NET INCOME	$78,125	$87,031	$56,200

Net Income Per Share:
Basic	$2.14	$2.42	$1.57
Assuming Dilution	$2.11	$2.39	$1.55
See notes to consolidated financial statements.

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES
STATEMENT OF CONSOLIDATED SHAREHOLDERS’ EQUITY

			ACCUMULATED
			OTHER
	COMMON	RETAINED	COMPREHENSIVE
(in thousands, except per share amounts)	STOCK	EARNINGS	INCOME (LOSS)
Balance at January 1, 2005	$233,785	$240,125	$1,393
Issuance of 682 shares of Common Stock	17,279
Repurchase of 613 shares of Common Stock	(21,848)
Stock-based compensation	2,097
Income tax benefit from exercise of stock options	1,979
Payment of dividends ($0.450 per share)		(16,138)
Unrealized gain on derivative contracts, net of deferred tax expense of $428			643
Foreign currency translation adjustments			(1,111)
Net income		56,200

Balance at December 31, 2005	233,292	280,187	925
Issuance of 990 shares of Common Stock	30,221
Repurchase of 633 shares of Common Stock	(24,967)
Stock-based compensation	9,097
Income tax benefit from exercise of stock options	2,716
Payment of dividends ($0.475 per share)		(17,134)
Unrealized gain on derivative contracts, net of deferred tax expense of $96			174
Foreign currency translation adjustments			1,827
Net income		87,031

Balance at December 31, 2006	250,359	350,084	2,926
Issuance of 795 shares of Common Stock	25,681
Repurchase of 358 shares of Common Stock	(15,210)
Stock-based compensation	6,914
Income tax benefit from exercise of stock options	3,519
Payment of dividends ($0.510 per share)		(18,766)
Unrealized loss on derivative contracts, net of deferred tax benefit of $1,055			(1,654)
Foreign currency translation adjustments			1,225
Net income		78,125

Balance at December 31, 2007	$271,263	$409,443	$2,497

See notes to consolidated financial statements.

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES
STATEMENT OF CONSOLIDATED CASH FLOWS

	Year Ended December 31,
(in thousands)	2007	2006	2005
OPERATING ACTIVITIES
Net income	$78,125	$87,031	$56,200
Adjustments to reconcile net income to net cash provided by operating activities:
Regulatory charge and related costs	(5,725)	—	42,320
Integration costs	1,134	(243)	764
Loss on extinguishment of debt	72	897	—
Severance charge	—	—	1,303
Depreciation	8,827	8,268	8,410
Amortization of intangibles	33,037	21,516	18,755
Stock-based compensation	6,914	9,097	2,097
Provision for losses on receivables	1,981	502	753
Provision for deferred income taxes	3,382	5,926	(4,115)
Gain on sale of assets	(2,032)	(1,087)	(5,104)
Income tax benefit from exercise of stock options	—	—	1,979
Changes in operating assets and liabilities net of effects from regulatory charge and related costs, integration costs, loss on extinguishment of debt, severance charge and insurance agency acquisitions and dispositions:

(Increase) decrease in receivables	15,614	(42,567)	(10,238)
Decrease in prepaid expenses	178	3,647	2,046
Increase (decrease) in premiums payable to insurance companies	(36,324)	25,744	21,670
Increase (decrease) in premium deposits and credits due customers	26,648	(1,694)	(7,833)
Increase in accounts payable	5,127	5,045	2,611
Increase (decrease) in accrued expenses	(15,572)	11,210	(6,737)
Decrease in regulatory charge accrual	(10,435)	(3,145)	(22,264)
Other operating activities	3,690	(4,885)	(452)

NET CASH PROVIDED BY OPERATING ACTIVITIES	114,641	125,262	102,165
INVESTING ACTIVITIES
Purchase of property and equipment	(10,147)	(5,720)	(9,224)
Purchase of insurance agencies, net of cash acquired	(200,606)	(60,024)	(23,797)
Proceeds from sale of assets	15,951	11,004	7,738
Purchase of investments	—	—	(13,800)
Sale of investments	—	13,800	—
Other investing activities	(2,347)	1,496	2,462

NET CASH USED IN INVESTING ACTIVITIES	(197,149)	(39,444)	(36,621)
FINANCING ACTIVITIES
Proceeds from long-term debt	289,131	250,625	—
Principal payments on long-term debt	(148,975)	(272,611)	(14,297)
Debt issuance costs	(1,077)	(1,819)	(204)
Repurchase of Common Stock	(15,210)	(24,967)	(21,848)
Proceeds from issuance of Common Stock, net of tax payments for options exercised	13,482	7,712	944
Income tax benefit from exercise of stock options	3,519	2,716	—
Dividends	(18,766)	(17,134)	(16,138)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	122,104	(55,478)	(51,543)

Increase in cash and cash equivalents	39,596	30,340	14,001
Cash and cash equivalents at beginning of year	254,811	224,471	210,470

CASH AND CASH EQUIVALENTS AT END OF YEAR	$294,407	$254,811	$224,471

See notes to consolidated financial statements.

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
     Hilb Rogal & Hobbs Company, a Virginia corporation, operates offices located in 30 states and in London, England as well as branch locations in Russia, South Africa and Australia. Its principal activity is the performance of insurance and risk management intermediary services which involves placing various types of insurance, including property and casualty, employee benefits, professional liability and other areas of specialized exposure, with insurance underwriters on behalf of its clients.
NOTE A—SIGNIFICANT ACCOUNTING POLICIES
     Principles of Consolidation—The accompanying financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts for the prior years have been reclassified to conform to the current year’s reportable segment structure.
     Use of Estimates—The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
     Revenues—Commission income (and fees in lieu of commission) as well as the related premiums receivable from clients and premiums payable to insurance companies are recorded as of the effective date of insurance coverage or the billing date, whichever is later. Commissions on premiums billed and collected directly by insurance companies on middle-market and major accounts property and casualty business are recorded as revenue on the later of the billing date or effective date. Commissions on premiums billed and collected directly by insurance companies on other property and casualty and employee benefits business are recorded as revenue when received which, in many cases, is the Company’s first notification of amounts earned due to the lack of policy and renewal information. Supplemental commissions are recorded on an accrual basis when data becomes available which generally represents a one-month lag. Supplemental commissions relate to supplemental commission agreements between the Company’s branches and certain underwriters which have replaced contingent commission arrangements that previously existed with these underwriters. Supplemental commissions are a percentage of the premium paid by the client when the Company’s branch has served as an agent of the underwriter rather than as a broker of the client.
     Contingent commissions are recorded as revenue when received. Contingent commissions are commissions paid by insurance underwriters and are based on the estimated profit, growth and/or overall volume of business placed with the underwriter. The data necessary for the calculation of contingent commissions cannot be reasonably obtained prior to receipt of the commission which, in many cases, is the Company’s first notification of amounts earned.
     The Company carries a reserve for policy cancellations which is periodically evaluated and adjusted as necessary. Miscellaneous premium and commission adjustments are recorded as they occur. The policy cancellation reserve as of December 31, 2007 and 2006 was $2.9 million and $2.6 million, respectively. For 2007, the cancellation reserve activity was primarily related to new reserves related to acquisitions.
     Service fee revenue is recorded on a pro rata basis as the services are provided. Service fee revenue typically relates to claims management and loss control services, program administration and workers compensation consultative services which are provided over a period of time, typically one year.
     Investment income is recorded as earned. The Company’s investment policy provides for the investment of premiums between the time they are collected from the client and remitted (net of commission) to the underwriter. Typically, premiums are due to the underwriters 45 days after the end of the month in which the policy renews. This investment activity is part of normal operations and, accordingly, investment income earned is reported in revenues.
     Cash Equivalents—The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents. The carrying amounts reported on the balance sheet approximate the fair values.
     Allowance for Doubtful Accounts—The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its clients to make required payments. The Company monitors its allowance utilizing accounts receivable aging data as the basis to support the estimate.
     Property and Equipment—Property and equipment are stated on the basis of cost. Depreciation is computed by the straight-line method over the estimated useful lives (generally 3 to 7 years for furniture and equipment). Leasehold improvements are generally amortized using the straight-line method over the shorter of the term of the related lease or the estimated useful life of the corresponding asset.

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued
     Intangible Assets—The Company accounts for goodwill and other intangible assets in accordance with the provisions of Financial Accounting Standards Board Statements No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets” (Statement 142). Goodwill represents the excess of the purchase price over the fair value of identifiable net assets of businesses acquired and accounted for under the purchase method. The fair value of identifiable intangible assets is typically estimated based upon discounted future cash flow projections.
     Goodwill is tested for impairment annually in the fourth quarter, or sooner if impairment indicators arise. In reviewing goodwill for impairment, potential impairment is identified by comparing the estimated fair value of a reporting unit with its carrying value. The fair value of a reporting unit is estimated by applying valuation multiples to the reporting unit’s revenues and operating profits. The selection of multiples is dependent upon assumptions regarding future levels of operating performance as well as business trends, prospects and market and economic conditions. When the fair value is less than the carrying value of the net assets of a reporting unit, including goodwill, an impairment loss may be recognized. See Note J for additional information. Intangible assets with finite lives are amortized over their useful lives and, when indicators of impairment are present, are reviewed for recoverability using estimated future undiscounted cash flows related to those assets.
     Accounting for Stock-Based Compensation—At December 31, 2007, 2006, and 2005, the Company had three stock-based compensation plans. These plans are described more fully in Note H.
     Through December 31, 2005, the Company accounted for its stock options using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations. Effective January 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment” (Statement 123R) and accounted for the adoption using the modified-prospective method. The revised standard requires all companies to recognize compensation costs related to all share-based payments (including stock options) in their financial statements at fair value, thereby, upon adoption, eliminating the use of pro forma disclosures to report such amounts.
     In applying the modified-prospective method at adoption, effective January 1, 2006, the Company recognized compensation cost based upon fair value for only (i) those share-based awards granted or modified with an effective date subsequent to January 1, 2006 and (ii) share-based awards issued in prior periods that remained unvested at January 1, 2006. No prior period results were restated. In 2005, no stock-based compensation cost for stock options was reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Stock-based compensation cost relating to restricted stock awards was recognized in both the current and prior periods.
     For valuation purposes, the Company uses a Black-Scholes option-pricing model to estimate the fair value of stock option awards. Determining the Black-Scholes fair value of stock options necessitates the development of certain key assumptions. The volatility factor was estimated based on the Company’s historical volatility over the contractual term of the options. The Company also used historical data to derive the option’s expected life and employee forfeiture rates within the valuation model. The risk-free interest rate is based on the United States Treasury yield curve in effect at the date of grant. The dividend yield is predicated on the current annualized dividend payment and the average stock price over the year prior to the grant date.
     The Company’s stock options vest and become fully exercisable at various periods up to five years. Statement 123R provides that compensation cost, related to awards with a graded vesting schedule, may be recognized on either (a) a straight-line basis for the entire award or (b) an accelerated basis by applying a straight-line method to each separate vesting portion of the award. Effective with the Company’s adoption on January 1, 2006, the Company’s policy is to recognize compensation cost on a straight-line basis for the entire award for all awards granted after January 1, 2006. For compensation costs related to awards issued prior to January 1, 2006 and that were unvested at that date, the Company will continue to follow its previous policy of recognizing the related compensation cost on an accelerated basis as described above.
     As a result of adopting Statement 123R and no longer accounting for stock-based compensation under APB 25, the Comny’s income before income taxes and net income were reduced for 2007 by $4.8 million and $2.8 million, respectively, and for 2006 by $6.6 million and $4.0 million, respectively. Basic and diluted net income per share were lower by $0.08 in 2007 and $0.11 in 2006 due to the Company’s adoption of Statement 123R.
     Prior to the adoption of Statement 123R, the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Consolidated Cash Flows. Statement 123R requires the cash flows resulting from the benefits of tax deductions in excess of recognized compensation costs be reported as financing cash flows. The $3.5 million

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued
and $2.7 million excess tax benefits classified as financing cash inflows for 2007 and 2006 would have been classified as operating cash inflows if the Company had not adopted Statement 123R.
     Rent Expense—Minimum rental expenses are recognized over the term of the lease. When a lease contains a predetermined fixed escalation of the minimum rent, the related rent expense is recognized on a straight-line basis. Lease incentives are amortized as a reduction to rent expense over the lease term. Contingent rent and rent escalations are included in rent expense when it is probable that the expense will be incurred and the amount can be reasonably estimated.
     Fair Value of Financial Instruments—The carrying amounts of financial instruments reported in the balance sheet for cash and cash equivalents, receivables, other assets, premiums payable to insurance companies, accounts payable, accrued expenses, premium deposits and credits due customers, and variable interest rate long-term debt approximate those assets’ and liabilities’ fair values. The fair value of the Company’s $100.0 million fixed interest rate long-term debt at December 31, 2007 was $98.2 million. Fair values for derivative instruments are based on third-party pricing models or formulas using current assumptions. Fair values for interest rate swaps are disclosed in Note D. Fair value for currency contracts is disclosed in the “Derivatives” section of this note.
     Derivatives—The Company accounts for derivative and hedging instruments in accordance with the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (Statement 133), as amended. Statement 133 requires the Company to recognize all derivatives as either assets or liabilities on the balance sheet at fair value. Gains and losses resulting from changes in fair value must be recognized currently in earnings unless specific hedge criteria are met. If a derivative is a hedge, depending upon the nature of the hedge, a change in its fair value is offset against the change in the fair value of the hedged assets, liabilities, or firm commitments either through earnings or recognized in accumulated other comprehensive income (OCI) until the hedged item is recognized in earnings. Any difference between fair value of the hedge and the item being hedged, known as the ineffective portion, is immediately recognized in earnings.
     The Company’s use of derivative instruments includes the use of interest rate swap agreements to modify the interest characteristics for a portion of its outstanding variable rate debt. These interest rate swaps are designated as cash flow hedges and are structured so that there is no ineffectiveness.
     The change in value of the interest rate swaps is reported as a component of the Company’s OCI and reclassified into interest expense in the same period or periods during which the hedged transaction affects earnings. Derivative instruments are carried at fair value on the balance sheet in the applicable line item, other non-current assets or other non-current liabilities.
     Termination of an interest rate swap agreement would result in the amount previously recorded in OCI being reclassified to interest expense related to the debt over the remaining term of the original contract life of the terminated swap agreement. In the event of the early extinguishment of a debt obligation, any amounts in OCI relating to designated hedge transactions of the extinguished debt would be reclassified to earnings coincident with the extinguishment.
     The Company also utilizes forward sales currency contracts to minimize the exposure to variability in foreign currency exchange rates in its International segment. These contracts have not been designated as hedges for Statement 133 purposes. At December 31, 2007, the fair value of these contracts was less than $0.1 million. Future changes in the fair value of these contracts will be recorded in earnings as a component of other income.
     Income Taxes—The Company (except for its foreign subsidiaries) files a consolidated federal income tax return with its subsidiaries. Deferred taxes result from temporary differences between the income tax and financial statement bases of assets and liabilities and are based on tax laws as currently enacted. The Company evaluates its ability to realize deferred tax assets in the future and records a valuation allowance when necessary.
     Foreign Currency Translation—The accounts of the Company’s foreign subsidiaries are measured using local currency as the functional currency. Accordingly, assets and liabilities are translated into U.S. dollars at period-end exchange rates, and income and expense are translated at average monthly exchange rates. Net exchange gains or losses resulting from such translations are excluded from net earnings and accumulated as a separate component of OCI. The Company does not provide income taxes on such gains and losses.
     Accrued Expenses—Accrued expenses included compensation and employee benefits of $36.1 million and $36.7 million at December 31, 2007 and 2006, respectively.

NOTE B—RECENT ACCOUNTING PRONOUNCEMENTS
     In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on measurement, derecognition and classification and additional disclosure requirements. As required, the Company adopted FIN 48 as of January 1, 2007. The adoption of FIN 48 did not have a material impact on the Company’s financial position or results of operations. See Note F for more information on income taxes.
     In September 2006, FASB issued Statement No. 157, “Fair Value Measurements” (Statement 157). Statement 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. In February 2008, the FASB issued FSP 157-2, “Effective Date of FASB Statement No. 157-2,” which delayed the effective date of the statement for nonfinancial assets and liabilities to fiscal years ending after November 15, 2008. Effective January 1, 2008, the Company adopted Statement 157 for its financial assets and liabilities. The Company continues to evaluate the application of Statement 157 for non-financial assets and liabilities but does not believe that it will significantly impact the Company’s financial position and results of operations.
     In December 2007, FASB issued Statement No. 141 (revised 2007), “Business Combinations” (Statement 141R). Statement 141R requires that an acquirer (i) recognize, with certain exceptions, 100% of the fair value of the assets and liabilities acquired; (ii) include contingent consideration arrangements in the purchase price consideration at their acquisition date fair values; and (iii) expense all acquisition-related transaction costs as incurred. Statement 141R is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted.
NOTE C—PROPERTY AND EQUIPMENT
     Property and equipment on the consolidated balance sheet consists of the following:

(in thousands)	2007	2006
Furniture and equipment	$66,125	$60,139
Leasehold improvements	14,063	11,448

	80,188	71,587
Less accumulated depreciation	54,165	49,409

	$26,023	$22,178

NOTE D—LONG-TERM DEBT
     Long-term debt on the consolidated balance sheet consists of the following:

(in thousands)	2007	2006
Credit facility, 6.33% interest at December 31, 2007	$295,625	$229,875
Prudential Series A Notes, 6.44% interest at December 31, 2007	100,000	—
Installment notes payable primarily incurred in acquisitions of insurance agencies, 1.46% to 8.0% due in various installments to 2011	31,512	11,142

	427,137	241,017
Less current portion	14,705	9,060

	$412,432	$231,957

     Maturities of long-term debt for the years ending after December 31, 2008 are $11.5 million in 2009, $5.3 million in 2010, $295.6 million in 2011, none in 2012, and $100.0 million thereafter.
     Interest paid was $21.2 million, $18.4 million and $16.1 million in 2007, 2006 and 2005, respectively.
     As of December 31, 2006, the Company had under its Credit Agreement with Bank of America, N.A. and other lenders (the Credit Agreement), outstanding term loans of $99.3 million and outstanding revolving credit facility borrowings of $130.6 million. On September 10, 2007, the Company entered into (i) a Note Purchase and Private Shelf Agreement (the Note Purchase Agreement) with

NOTE D—LONG-TERM DEBT—Continued
The Prudential Insurance Company of America (Prudential) and (ii) Amendment No. 2 to Credit Agreement and Joinder Agreement (the Amendment and Joinder Agreement) with Bank of America, N.A. and other lenders.
     Under the Note Purchase Agreement, the Company issued $100.0 million of Senior Secured Notes, Series A (the Series A Notes) to Prudential. The Series A Notes will mature on August 27, 2017 and bear interest at an annual fixed rate of 6.44%. The proceeds from the Series A Notes issuance were primarily used to prepay the $98.8 million of term loans outstanding under the Credit Agreement. The Note Purchase Agreement also provides for an uncommitted shelf facility by which the Company may issue, over the next three years, up to $100.0 million of Senior Secured Notes to Prudential at a fixed interest rate and with a maturity date not to exceed ten years. The interest rate will be based on the Treasury Rate available at the time of borrowing plus a negotiated spread. The Note Purchase Agreement provides, among other terms, requirements for maintaining certain financial ratios and specific limits or restrictions on foreign acquisitions, indebtedness, investments, payment of dividends, and repurchases of common stock. In addition, under certain prepayment events, the Company may be required to pay additional fees as part of a prepayment.
     The Amendment and Joinder Agreement amended the Credit Agreement to (i) permit entry into the Note Purchase Agreement, (ii) increase the aggregate principal amount of the revolving credit facility from $325.0 million to $445.0 million, (iii) permit the Company to request additional aggregate principal amounts up to $125.0 million for the revolving credit facility, and (iv) consents to the acquisition of Banc of America Corporate Insurance Agency, LLC and allows its exclusion from the acquisition limitation covenant of the Credit Agreement. Subsequent to the Amendment and Joinder Agreement, the Company increased the aggregate principal amount of the revolving credit facility by $5.0 million to a total of $450.0 million.
     In 2007, the Company recognized losses of $0.1 million related to the extinguishment of the outstanding term loans under the Credit Agreement. This loss on extinguishment included various financing and professional costs previously deferred in connection with the financing of the Credit Agreement.
     In April 2006, the Company entered into the Credit Agreement which provided for a revolving credit facility of $325.0 million and a term loan facility of $100.0 million. Upon entry into the Credit Agreement, the Company borrowed $140.6 million under the revolving credit facility and $100.0 million under the term loan facility. The Company used these proceeds to repay its outstanding borrowings under a previous credit agreement.
     The Credit Agreement provides that a portion of the revolving credit facility will be available for the issuance of letters of credit. Borrowings bear interest at variable rates based on LIBOR plus a negotiated spread (1.50% at December 31, 2007). In addition, the Company pays commitment fees (0.30% at December 31, 2007) on the unused portion of the revolving credit facility. The principal balance of the revolving credit facility is due and payable on the April 26, 2011 maturity date. The Credit Agreement represents senior secured indebtedness and contains, among other provisions, requirements for maintaining certain financial ratios and specific limits or restrictions on acquisitions, indebtedness, investments, payment of dividends and repurchases of Common Stock.
     In 2006, the Company recognized losses of $0.9 million related to the extinguishment of the debt outstanding under a prior credit agreement. This loss on extinguishment primarily included various financing and professional costs previously deferred in connection with the financing of the prior credit agreement and certain lending fees paid in obtaining the Credit Agreement.
     In December 2004, the Company entered into an interest rate swap agreement with a notional amount of $20.0 million and a maturity date of December 31, 2010. In December 2005, the Company entered into a second interest rate swap agreement with a notional amount of $50.0 million and a maturity date of December 31, 2010. The Company has designated all of its interest rate swaps as cash flow hedges under Statement 133. The Company enters into interest rate swap agreements to manage interest costs and cash flows associated with variable interest rates, primarily short-term changes in LIBOR; changes in cash flows of the interest rate swaps offset changes in the interest payments on the covered portion of the Company’s credit facility. The notional amounts of the interest rate swap agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The credit risk to the Company would be a counterparty’s inability to pay the differential in the fixed rate and variable rate in a rising interest rate environment. The Company’s exposure to credit loss on its interest rate swap agreements in the event of non-performance by a counterparty is believed to be remote due to the Company’s requirement that a counterparty have a strong credit rating. The Company is exposed to market risk from changes in interest rates.
     Under the current interest rate swap agreements, the Company makes payments based on fixed pay rates of approximately 4.7% and receives payments based on the counterparties’ variable LIBOR pay rates. At the end of the year, the variable rate was approximately 4.8% for each agreement. In connection with these interest rate swap agreements, the Company recorded after-tax income (loss) in other comprehensive income of $(1.7) million, $0.2 million and $0.6 million in 2007, 2006 and 2005, respectively.

NOTE D—LONG-TERM DEBT—Continued
There was no impact on net income due to ineffectiveness. The fair market value of the interest rate swaps resulted in a liability of $1.7 million at December 31, 2007, which is included in other long-term liabilities, and in an asset of $1.0 million at December 31, 2006, which is included in other non-current assets.
NOTE E—RETIREMENT PLANS
     The Company sponsors the HRH Retirement Savings Plan (the Retirement Savings Plan) which covers substantially all employees of the Company and its subsidiaries. The Retirement Savings Plan, which may be amended or terminated by the Company at any time, provides that the Company shall contribute a matching contribution of up to 3% of a participant’s eligible compensation and any additional amounts as the Board of Directors shall determine to a trust fund.
     Prior to merger with the Company, certain of the other merged companies had separate profit sharing or benefit plans. These plans were terminated or frozen at the time of merger with the Company.
     The total expense recorded by the Company under the Retirement Savings Plan for 2007, 2006 and 2005 was $6.7 million, $6.1 million and $5.9 million, respectively.
     The Company has the Supplemental Executive Retirement Plan (the Plan) for key executives. The Plan provides that participants shall be credited each year with an amount that is calculated by determining the total Company match and profit sharing contribution that the participant would have received under the Retirement Savings Plan absent the compensation limitation that applies to such plan, reduced by the amount of actual Company match and profit sharing contributions to such plan. The Plan also provides for the crediting of interest to participant accounts. Expense recognized by the Company in 2007, 2006 and 2005 related to these Plan provisions amounted to $1.1 million, $1.4 million and $0.9 million, respectively. At December 31, 2007 and 2006, the Company’s accrued liability for benefits under the Plan was $5.6 million and $5.0 million, respectively, and is included in other long-term liabilities.
NOTE F—INCOME TAXES
     The components of income taxes shown in the statement of consolidated income are as follows:

(in thousands)	2007	2006	2005
Current expense
Federal	$42,186	$40,647	$35,405
State	7,297	7,808	5,417

	49,483	48,455	40,822

Deferred expense (benefit)
Federal	1,836	4,199	(3,156)
State	1,546	1,727	(959)

	3,382	5,926	(4,115)

	$52,865	$54,381	$36,707

     The Company operates in multiple tax jurisdictions and its tax returns are subject to audit by various taxing authorities. The Company believes that adequate accruals have been made for all tax returns subject to audit. Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
     The effective income tax rate varied from the statutory federal income tax rate as follows:

	2007	2006	2005
Statutory federal income tax rate	35.0%	35.0%	35.0%
Tax exempt investment income	(0.8)	(0.8)	(0.6)
State income taxes, net of federal tax benefit	4.2	4.0	3.2
Basis difference on sale of insurance accounts	1.5	(0.1)	0.1
Nondeductible portion of regulatory charge	(0.5)	0.1	0.9
Other	1.0	0.3	0.9

Effective income tax rate	40.4%	38.5%	39.5%

     Income taxes paid were $48.2 million, $37.2 million and $38.1 million in 2007, 2006 and 2005, respectively.

NOTE F—INCOME TAXES—Continued
     Significant components of the Company’s deferred tax liabilities and assets on the consolidated balance sheet are as follows:

(in thousands)	2007	2006
Deferred tax liabilities:
Intangible assets	$49,868	$35,404
Unrealized gain on interest rate swaps	—	291
Other	564	1,204

Total deferred tax liabilities	50,432	36,899
Deferred tax assets:
Deferred compensation	15,373	14,815
Allowance for doubtful accounts	1,232	1,317
Deferred rent and income	3,579	3,392
Foreign loss carryforwards and other tax attributes	4,573	—
Regulatory charge and related costs	300	4,397
Unrealized loss on interest rate swaps	758	—
Retirement benefits	195	159
Other	1,192	1,021

Total deferred tax assets	27,202	25,101

Net deferred tax liabilities	$23,230	$11,798

     The net current deferred tax asset, which is included in prepaid expenses and other current assets, was $27.3 million and $20.4 million at December 31, 2007 and 2006, respectively.
     A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2007	$1,571
Additions based on tax positions related to the current year	383
Additions for tax positions of prior years	492
Reductions for tax positions of prior years	(248)

Balance at December 31, 2007	$2,198

     The Company accrues interest and penalties related to unrecognized income tax benefits in its income tax provision. At December 31, 2007 and 2006, the Company had accrued interest and penalties related to unrecognized income tax benefits of $0.5 million and $0.4 million, respectively. At December 31, 2007, the amount of unrecognized tax benefits, that if recognized would affect the effective tax rate, is $1.7 million.
     The Company and its subsidiaries operate in multiple jurisdictions including the U.S. Federal, various states, and other foreign countries. The Company’s U.S. Federal tax returns are subject to audit for calendar years 2004, 2005 and 2006. The Company’s state tax returns are subject to audit for calendar years subsequent to 2002. The Company’s United Kingdom tax returns are subject to audit for calendar years 2005 and 2006.
NOTE G—LEASES
     The Company and its subsidiaries have noncancellable lease contracts for office space, equipment and automobiles which expire at various dates through the year 2018 and generally include escalation clauses for increases in lessors’ operating expenses and increased real estate taxes.
     Future minimum rental payments required under such operating leases are summarized as follows (in thousands):

2008	$30,859
2009	24,519
2010	21,224
2011	16,660
2012	12,558
Thereafter	17,763

$123,583

NOTE G—LEASES—Continued
     Rental expense for all operating leases in 2007, 2006 and 2005 amounted to $31.3 million, $28.3 million and $28.2 million, respectively. Included in rental expense for 2007, 2006 and 2005 is approximately $1.8 million, $1.5 million and $1.4 million, respectively, which was paid to employees or related parties.
NOTE H—SHAREHOLDERS’ EQUITY
     The Company has adopted and the shareholders have approved the 2007 Stock Incentive Plan, the 2000 Stock Incentive Plan (as amended and restated in 2003) and the Non-employee Directors Stock Incentive Plan, which provide for the granting of stock awards to purchase up to an aggregate of approximately 7,557,000 and 5,557,000 shares of common stock as of December 31, 2007 and 2006, respectively. There were 2,547,000 and 945,000 shares available for future grants under these plans as of December 31, 2007 and 2006, respectively. Stock options granted have seven to ten year terms and vest and become fully exercisable at various periods up to five years. Stock option activity under the plans was as follows:

			Weighted Average
		Weighted Average	Contractual Term
	Shares	Exercise Price	(Years)
Outstanding at December 31, 2006	3,641,421	$34.52
Granted	452,052	42.68
Exercised	(537,522)	29.39
Expired	(116,465)	37.91

Outstanding at December 31, 2007	3,439,486	36.28	3.7

Exercisable at December 31, 2007	2,123,396	34.99	2.9
     The aggregate intrinsic values for shares outstanding and exercisable at December 31, 2007 were $16.7 million and $13.0 million, respectively. The total intrinsic values of options exercised during the years ended December 31, 2007, 2006 and 2005 were $10.8 million, $7.5 million and $5.1 million, respectively.
     The fair value of options granted during 2007 and 2006 was estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions for each respective period: risk free rates of 4.80% and 4.66%; dividend yields of 1.11% and 1.17%; volatility factors of 0.275 and 0.276; and an expected life of approximately five years. The weighted average fair value per option granted in 2007 and 2006 was $12.83 and $11.67, respectively.
     No compensation expense related to stock options was recognized in operations for 2005. As disclosed in Note A, the Company accounted for its stock options using the intrinsic value method prescribed in APB 25. The following table illustrates the effect on net income and net income per share as if the Company had applied the fair value recognition provisions of Statement 123 to stock-based compensation prior to 2006. The 2005 net expense of $3.3 million includes a $1.7 million net expense reduction for stock options that were forfeited prior to vesting. These stock option forfeitures relate to stock options granted from 2002 through 2004.

(in thousands, except per share amounts)	2005
Share-based compensation, net of tax—as reported	$1,269

Net Income—as reported	$56,200
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(3,264)

Pro forma net income	$52,936

Net Income Per Share:
Basic—as reported	$1.57
Basic—pro forma	$1.48
Assuming Dilution—as reported	$1.55
Assuming Dilution—pro forma	$1.46
     The fair value of these options for 2005 was estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions: risk free rate of 3.72%; dividend yield of 1.27%; volatility factor of 0.293; and an expected life of approximately five years. The weighted average fair value per option granted in 2005 was $9.71.

NOTE H—SHAREHOLDERS’ EQUITY—Continued
     Restricted shares are also awarded to certain employees under the 2007 and 2000 Stock Incentive Plans. Restricted shares generally vest ratably over a four year period beginning in the second year of continued employment. Stock activity under this portion of the Company’s share-based compensation arrangements is as follows:

		Weighted Average
	Shares	Grant Date Fair Value
Non-vested restricted shares at January 1, 2007	249,808	$35.79
Granted	68,500	42.66
Vested	(70,756)	34.48
Forfeited	(10,538)	39.58

Non-vested restricted shares at December 31, 2007	237,014	38.00
     The total fair value of shares vested during the years ended December 31, 2007, 2006 and 2005 was $3.1 million, $2.5 million and $3.2 million, respectively.
     At December 31, 2007, there was $7.8 million and $4.6 million of total unrecognized compensation cost related to non-vested stock options and non-vested restricted shares, respectively. These costs are expected to be recognized over a weighted average period of approximately two years.
NOTE I—NET INCOME PER SHARE
The following table sets forth the computation of basic and diluted net income per share:

(in thousands, except per share amounts)	2007	2006	2005
Numerator for basic and diluted net income per share
Net Income	$78,125	$87,031	$56,200
Denominator
Weighted average shares	36,521	35,782	35,522
Effect of guaranteed future shares to be issued in connection with agency acquisitions	64	113	234

Denominator for basic net income per share	36,585	35,895	35,756
Effect of dilutive securities:
Employee stock options	308	292	308
Employee non-vested stock	130	130	139
Contingent stock—acquisitions	37	52	111

Dilutive potential common shares	475	474	558

Denominator for diluted net income per share—adjusted weighted average shares	37,060	36,369	36,314

Net Income Per Share:
Basic	$2.14	$2.42	$1.57
Assuming Dilution	$2.11	$2.39	$1.55
NOTE J—INTANGIBLE ASSETS
     The Company accounts for goodwill and other intangible assets as disclosed in Note A. In accordance with Statement 142, the Company performed the annual impairment tests of goodwill in 2007, 2006 and 2005. No impairment charge resulted from these tests.
     Intangible assets on the consolidated balance sheet consist of the following:

	2007			2006
			Weighted			Weighted
	Gross		Average	Gross		Average
	Carrying	Accumulated	Life	Carrying	Accumulated	Life
(in thousands)	Amount	Amortization	(Years)	Amount	Amortization	(Years)
Amortizable intangible assets:
Customer relationships	$274,905	$68,399	9.8	$164,681	$46,489	9.8
Noncompete/nonpiracy agreements	71,413	31,177	10.6	52,409	23,399	12.0
Insurance underwriter relationships	7,178	580	13.7	—	—	—
Tradename	5,619	1,768	9.3	2,368	913	8.8
Proprietary software/technology	1,440	360	4.0	—	—	—

Total	$360,555	$102,284		$219,458	$70,801

NOTE J—INTANGIBLE ASSETS — Continued

	Net Carrying	Net Carrying
	Amount	Amount
Indefinite-lived intangible assets:
Goodwill	$794,007	$636,997
     Aggregate amortization expense for 2007, 2006 and 2005 was $33.0 million, $21.5 million and $18.8 million, respectively.
Future amortization expense is estimated as follows (in thousands):

2008	$38,500
2009	37,591
2010	35,484
2011	33,365
2012	30,423
     The changes in the net carrying amount of goodwill for 2006 and 2007 are as follows (in thousands):

	Domestic	Excess and
	Retail	Surplus	International	All Other	Total
Balance at January 1, 2006	$502,516	$36,656	$7,702	$34,872	$581,746
Goodwill acquired	54,467	3,771	5,513	723	64,474
Goodwill disposed	(9,223)	—	—	—	(9,223)

Balance at December 31, 2006	547,760	40,427	13,215	35,595	636,997
Goodwill acquired	102,811	7,389	58,539	—	168,739
Goodwill disposed	(5,499)	(94)	—	(6,136)	(11,729)

Balance at December 31, 2007	$645,072	$47,722	$71,754	$29,459	$794,007

NOTE K—ACQUISITIONS
     During 2007, the Company acquired certain assets and liabilities of ten insurance agencies and other accounts for $284.1 million ($247.0 million in cash, $29.3 million in guaranteed future cash and Common Stock payments and approximately 181,000 shares of Common Stock). The combined purchase price may be increased by $21.1 million in 2008, $21.8 million in 2009 and $8.8 million in 2010 based upon revenues earned or net profits realized. For certain acquisitions, the allocation of purchase price is preliminary and subject to refinement as the valuations of certain intangible assets are not final.
     Significant agencies acquired in 2007 were:
•	Banc of America Corporate Insurance Agency, LLC, headquartered in Cranford, New Jersey, with 15 locations in seven states, focuses on employee benefits and specializes in the public sector and private equity arenas.

•	The Resource Group, L.C., located in Overland Park, Kansas, specializes in group health insurance, ancillary benefits, retirement programs, executive insurance and financial services.

•	Brown/Raynor Corporation, located in Denver, Colorado, is a property and casualty agency, specializing in coverage for home builders.

•	Charlton Manley, Inc., with three locations in Lawrence, Topeka and Overland Park, Kansas, specializes in construction, medical professional liability, truckers’ liability, schools and school athletic programs.

•	The Urman Company, headquartered in Denver, Colorado, a retail employee benefits and property and casualty brokerage specializing in insurance programs for public educational entities and municipalities.

•	Global Special Risks, L.L.C., with offices in New Orleans and Houston, is an excess and surplus lines wholesale broker and managing general agency specializing in the energy and non-marine property fields.

•	Investigative Solutions, Inc., headquartered in Atlanta, Georgia, is a provider of high-level risk management consulting and investigative solutions.

NOTE K—ACQUISITIONS — Continued
•	Nevin, Works & Associates, Inc. and thinc USA, LLC, headquartered in Portland, Oregon, primarily focuses on small group insurance sales and service.

•	Glencairn Group Limited (Glencairn), with offices in the United Kingdom, South Africa, Russia and Australia, provides a broad spectrum of products and services largely in the property, casualty, reinsurance, financial, professional, accident & health, and specialty areas, including political risks and cargo, through both wholesale and retail operations.

•	Loan Protector General Agency, Inc. and Loan Protector Tracking Services, Inc. (collectively known as Loan Protector Insurance Services), headquartered in Cleveland, Ohio, provide specialized insurance products to financial institutions.
     Goodwill recognized for these transactions was approximately $138.8 million. Of this amount, $133.6 million is fully deductible for tax purposes. Approximately $96.5 million was assigned to the Domestic Retail segment and $42.3 million was assigned to the International segment. All acquired goodwill has an indefinite life.
     Intangible assets related to these acquisitions is as follows:

		Weighted
	Gross	Average
	Carrying	Life
(in thousands)	Amount	(Years)
Amortizable intangible assets:
Customer relationships	$112,559	9.9
Noncompete/nonpiracy agreements	18,389	6.1
Insurance underwriter relationships	7,178	13.7
Tradename	3,135	10.0
Proprietary software/technology	1,440	4.0

Total	$142,701

     There is no residual value associated with the acquired intangible assets.
     The following unaudited, condensed pro forma results of operations assumes the acquisitions above, had been completed as of January 1 for each of the fiscal years below.

(in thousands, except per share amounts)	2007	2006
Pro Forma Revenues	$867,341	$855,197

Pro Forma Net Income	79,235	88,192

Pro Forma Net Income Per Share (Basic)	$2.17	$2.44
Pro Forma Net Income Per Share (Assuming Dilution)	$2.14	$2.41
     Pro forma data may not be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.
     During 2006, the Company acquired certain assets and liabilities of three insurance agencies and other accounts for $75.0 million ($58.9 million in cash, $2.4 million in guaranteed future cash and Common Stock payments and approximately 340,000 shares of Common Stock). Assets acquired include intangible assets of $73.8 million at the date of purchase. The combined purchase price increased by $5.4 million in 2007, and may be increased by $17.7 million in 2008 and $0.3 million in 2009 based upon revenues earned or net profits realized.
     During 2005, the Company acquired certain assets and liabilities of four insurance agencies and other accounts for $15.0 million ($10.7 million in cash, $1.9 million in guaranteed future cash and Common Stock payments, and approximately 69,000 shares of Common Stock). Assets acquired include intangible assets of $14.5 million at the date of purchase. The combined purchase price increased by $2.8 million in 2007 and $2.4 million in 2006, and may be increased by $1.5 million in 2008 based upon revenues earned or net profits realized.
     The financial statements of the Company reflect the combined operations of the Company and each acquisition from the respective closing date of each acquisition.

NOTE L—SALE OF ASSETS AND OTHER GAINS
     During 2007, 2006 and 2005, the Company disposed of certain insurance accounts and other assets resulting in net gains of $2.0 million, $1.1 million and $5.1 million, respectively. These amounts are included in other revenues in the Statement of Consolidated Income. Income taxes related to these gains were $1.9 million, $0.2 million and $2.2 million in 2007, 2006 and 2005, respectively. Revenues, expenses and assets of these operations were not material to the consolidated financial statements.
NOTE M—REGULATORY CHARGE AND RELATED MATTERS
     The Company and certain other companies in the insurance intermediary industry have been subject to investigations and inquiries by various governmental authorities regarding business practices and broker compensation arrangements. On August 31, 2005, the Company entered into an agreement (the Agreement) with the Attorney General of the State of Connecticut (the Attorney General) and the Insurance Commissioner of the State of Connecticut (the Commissioner) to resolve all issues related to investigations conducted by the Attorney General and the Commissioner into certain insurance brokerage and insurance agency practices (the Investigations) and to settle an action commenced on August 31, 2005 by the Attorney General in the Connecticut Superior Court alleging violations of the Connecticut Unfair Trade Practices Act and the Connecticut Unfair Insurance Practices Act (the Action).
     Following is a summary of the material terms of the Agreement:
1.	The Company will pay $30.0 million into a fund (the Fund) in two installments to be distributed to certain eligible U.S. policyholder clients (the Affected Policyholders). These payments are in full satisfaction of the Company’s obligations under the Agreement, and the Attorney General and the Commissioner have agreed not to impose any other financial obligation or liability on the Company related to the Investigations and/or the Action, except for the fine as provided for in the Stipulation and Consent Order with the Commissioner (see below for additional detail). The Company is not permitted to seek or accept, directly or indirectly, indemnification for payments made by the Company pursuant to the Agreement and the fine described below to the State of Connecticut Insurance Department. No portion of the payments by the Company for the Fund is considered a fine or penalty. The Company will make payments into the Fund as follows:
•	On or before February 1, 2006, the Company shall pay $20.0 million into the Fund,

•	On or before August 1, 2007, the Company shall pay $10.0 million into the Fund.
2.	The Fund, plus interest, will be used to compensate the Affected Policyholders according to procedures set forth in the Agreement.

3.	Affected Policyholders are a) all Company U.S. brokerage business clients on whose insurance placements, renewals, consultations or service the Company was eligible to receive Contingent Compensation (as defined in the Agreement) between January 1, 2001 and December 31, 2004 (the Broker Clients); b) all Company U.S. agency clients on whose insurance placements, renewals, consultations or service the Company was eligible to receive Contingent Compensation pursuant to a National Override Agreement between January 1, 2001 and December 31, 2004 (the National Override Clients); and c) all Company U.S. agency clients, other than National Override Clients, on whose insurance placements, renewals, consultations or service the Company was eligible to receive Contingent Compensation between January 1, 2001 and December 31, 2004 (the Agent Clients).

The Fund will be allocated $19.5 million between Broker Clients and National Override Clients (the Broker/Override Fund) and $10.5 million to Agent Clients (the Agency Fund), and an Affected Policyholder arising from an acquisition by the Company after December 31, 2000 shall be included only as of the date of acquisition by the Company.

National Override Agreements, as defined in the Agreement, mean corporate-wide compensation agreements negotiated by the Company with those certain insurance companies on behalf of all of the Company’s offices to receive commissions in lieu of standard contingent compensation arrangements with each office of the Company.

4.	By August 21, 2006, the Company will send notice to each client setting forth the amount it will be paid from the Fund if it elects to participate. Clients will have until November 21, 2006 to make an election to receive distributions from the Fund.

5.	The Company will make distributions from the Fund on January 15, 2007 and, if necessary, January 15, 2008 to participating clients that elected to receive a distribution.

6.	In the event that any Affected Policyholder elects not to participate or otherwise does not respond (the Non-Participating Policyholders), that Affected Policyholder’s allocated share may be used by the Company to satisfy any pending or other claims of policyholders relating to the matters covered by the Agreement. The funds attributable to Non-Participating Policyholders also may be used to reimburse the Company for any payments made to policyholders between September 1,

NOTE M—REGULATORY CHARGE AND RELATED MATTERS—Continued
     6. Continued
2005 and April 15, 2008 for claims related to this Agreement. In no event shall a distribution be made from the Fund to any Non-Participating Policyholder or as reimbursement to the Company for prior payments to any Non-Participating Policyholder until all participating clients have been paid the full aggregate amount due, nor shall total payments to any Non-Participating Policyholder exceed 80% of that Non-Participating Policyholder’s original allocated share. If any funds remain in the Fund as of April 15, 2008, such funds will be distributed pro rata to the participating policyholders and clients. In no event shall any of the monies in or from the Fund be used to pay attorney fees.

7.	Within 60 days of executing the Agreement, the Company will undertake the implementation of certain business reforms for both brokerage business and agency business. These reforms include:
•	to not accept or request contingent compensation on brokerage business,

•	to make enhanced disclosures to clients regarding compensation and customer rights,

•	to accept certain types of compensation only after disclosing such compensation to a client,

•	to adopt additional corporate governance practices.
     In conjunction with executing the Agreement, the Company entered into a Stipulation and Consent Order with the Commissioner to resolve all issues relating to the Commissioner’s investigation into the placement or attempted placement of professional liability insurance in Connecticut. Pursuant to the Stipulation and Consent Order, the Company paid an administrative fine of $250,000 to the State of Connecticut Insurance Department. The cost of this fine is included in the 2005 regulatory charge of $42.3 million described below.
     In 2005, the Company recorded a $42.3 million charge, and related income tax benefit of $16.0 million, primarily relating to the Agreement with the Attorney General and the Commissioner. This charge included the $30.0 million national fund established by the Agreement; $5.1 million of estimated legal and administrative costs to be incurred related to the Fund and complying with the Agreement’s other provisions; and $1.4 million of legal costs relating to the Agreement incurred in the 2005 third quarter. The regulatory charge also included $5.8 million of estimated costs for pending regulatory matters. These estimated costs represented the Company’s best estimate of the probable outcomes of the various pending regulatory matters and included related legal and administrative costs incurred or expected to be incurred for these regulatory matters. Since incurring the charge, the Company has made related payments of $30.0 million into the national fund and various amounts for legal and administrative matters.
     These pending regulatory matters relate to subpoenas issued and/or inquiries made by state attorneys general and insurance departments into, among other things, the industry’s commission payment practices. The Company has received subpoenas and/or requests for information from attorneys general and/or insurance departments in fourteen states. In addition to the original regulatory inquiries, the Company has received subsequent subpoenas and/or requests for information from certain of these states, and the Company may receive additional subpoenas and/or requests for information in the future from attorneys general and/or insurance departments of these and/or other states. The Company will continue to evaluate and monitor all such subpoenas and requests.
     In 2007, the Company reduced the accrual for the previously recognized regulatory charge by $5.7 million. This reduction was due to new factors concerning the estimated (i) legal and administrative costs to be incurred related to the Fund and (ii) costs for pending regulatory matters.
     The current liability portion of this charge as of December 31, 2007 and 2006 is $0.7 million and $15.2 million, respectively, and is included in accrued expenses. The remaining liability is included in other long-term liabilities.
     A summary of the activity with respect to the regulatory charge liability is as follows (in thousands):

Balance at December 31, 2004	$—
Regulatory charge	42,320
Payments into the Fund	(20,000)
Payments-legal and administrative	(2,264)

Balance at December 31, 2005	20,056
Payments-legal and administrative	(3,145)

Balance at December 31, 2006	16,911
Accrual reduction	(5,725)
Payments into the Fund	(10,000)
Payments-legal and administrative	(435)

Balance at December 31, 2007	$751

NOTE N—INTEGRATION COSTS
     In January 2007, the Company acquired Glencairn. As part of Glencairn’s integration, the Company recognized in 2007 integration costs of $1.1 million and a related income tax benefit of $0.3 million. This amount represented facility and lease termination costs and severance.
     In 2002, the Company acquired Hobbs Group, LLC (Hobbs). The Company began the integration of Hobbs with the rest of the Company subsequent to June 30, 2003 with the completion of the Hobbs earn-out. Relating to this integration, the Company recognized integration costs of $0.8 million and a related income tax benefit of $0.3 million in 2005. This amount represented facility and lease termination costs. In 2006, there were no new Hobbs integration costs; however, the Company reduced the accrual for the previously recognized integration costs by $0.2 million due to new factors regarding a lease termination. The income tax effect related to the accrual reduction was $0.1 million.

NOTE O—SEVERANCE CHARGE
     In May 2005, Robert B. Lockhart, the Company’s former president and chief operating officer, resigned. In connection with Mr. Lockhart’s resignation, the Company recorded a severance charge of $1.3 million, and related income tax benefit of $0.5 million, representing estimated payments due to Mr. Lockhart under the terms of his employment agreement.
NOTE P—COMMITMENTS AND CONTINGENCIES
     Included in cash and cash equivalents and premium deposits and credits due customers are $1.4 million and $0.8 million of funds held in escrow at December 31, 2007 and 2006, respectively. In addition, premiums collected from insureds but not yet remitted to insurance companies are restricted as to use by laws in certain states in which the Company operates. The amount of cash and cash equivalents so restricted was approximately $107.9 million and $59.1 million at December 31, 2007 and 2006, respectively.
Industry Litigation
     The Company has been named as a defendant in certain legal proceedings against brokers and insurers relating to broker compensation arrangements and other business practices.
MDL 1663 Class Action
     In August 2004, OptiCare Health Systems Inc. filed a putative class action in the U.S. District Court for the Southern District of New York (Case No. 04-CV-06954) against a number of the country’s largest insurance brokers and several large commercial insurers. The Company was named as a defendant in the OptiCare suit in November 2004. In December 2004, two other purported class actions were filed in the U.S. District Court for the Northern District of Illinois, Eastern Division, by Stephen Lewis (Case No. 04-C-7847) and Diane Preuss (Case No. 04-C-7853), respectively, against certain insurance brokers, including the Company, and several large commercial insurers. On February 17, 2005, the Judicial Panel on Multidistrict Litigation (the Panel) ordered that the OptiCare suit, along with three other purported antitrust class actions filed in New York, New Jersey and Pennsylvania against industry participants, be centralized and transferred to the U.S. District Court for the District of New Jersey (District Court of New Jersey). In addition, by Conditional Transfer Order dated March 10, 2005, the Panel conditionally transferred the Lewis and Preuss cases to the District Court of New Jersey. The transfer subsequently became effective and as a result of the Panel’s transfer orders, the OptiCare, Lewis and Preuss cases are proceeding on a consolidated basis with other purported class action suits styled as In re: Insurance Brokerage Antitrust Litigation (MDL 1663).
     On August 1, 2005, the plaintiffs in MDL 1663 filed a First Consolidated Amended Commercial Class Action Complaint (the Commercial Complaint) in the District Court of New Jersey (Civil No. 04-5184) against the Company and certain other insurance brokers and insurers. In addition, the plaintiffs in MDL 1663 also filed on August 1, 2005 a First Consolidated Amended Employee Benefits Class Action Complaint (the Employee Benefits Complaint) in the District Court of New Jersey (Civil No. 05-1079) against the Company; Frank F. Haack & Associates, Inc.; O’Neill, Finnegan & Jordan Insurance Agency Inc.; and certain other insurance brokers and insurers.
     The Company, along with other defendants, filed a motion to dismiss both the Commercial Complaint and the Employee Benefits Complaint. Also, on February 13, 2006, the plaintiffs filed their motions for class certification in each case. On May 5, 2006, the defendants filed their oppositions to the motions for class certification. On May 31, 2006, the plaintiffs filed a reply brief in support of their motions for class certification.
     On October 3, 2006, the District Court of New Jersey denied in part the motion to dismiss the Commercial Complaint and the Employee Benefits Complaint and ordered that plaintiffs provide supplemental information regarding each of their consolidated complaints by October 25, 2006. The plaintiffs filed the supplemental pleadings and the Company, along with other defendants, filed

NOTE P—COMMITMENTS AND CONTINGENCIES—Continued
renewed motions to dismiss. On February 12, 2007, MDL 1663 was transferred to Judge Garrett E. Brown, Jr., Chief Judge of the District Court of New Jersey.
     On April 5, 2007, the District Court of New Jersey dismissed the Commercial Complaint and the Employee Benefits Complaint without prejudice. On May 22, 2007, the plaintiffs filed a Second Consolidated Amended Commercial Class Action Complaint (the Second Amended Commercial Complaint) and a Second Consolidated Amended Employee Benefits Class Action Complaint (the Second Amended Employee Benefits Complaint).
     The Second Amended Employee Benefits Complaint does not contain allegations against the Company; Frank F. Haack & Associates, Inc.; O’Neill, Finnegan & Jordan Insurance Agency Inc.; or any of the Company’s other subsidiaries or affiliates, and the Company and its subsidiaries and affiliates are, therefore, no longer defendants in the Employee Benefits case, Civil No. 05-1079.
     In the Second Amended Commercial Complaint, the named plaintiffs purport to represent a class consisting of all persons or entities who between January 1, 1998 and December 31, 2004 engaged the services of any one of the broker defendants, including the Company, or any one of their subsidiaries or affiliates, in connection with the purchase or renewal of insurance or reinsurance from an insurer.
     Plaintiff Tri-State Container Corporation (Tri-State) purports to represent a class consisting of all persons or entities who between January 1, 1998 and December 31, 2004 engaged the services of the Company, including its subsidiaries and affiliates, in connection with the purchase or renewal of insurance from an insurer. Certain other plaintiffs purport to represent classes of persons and entities with claims against other broker and insurer defendants. The plaintiffs allege in the Second Amended Commercial Complaint, among other things, that the broker defendants engaged in improper steering of clients to the insurer defendants for the purpose of obtaining undisclosed additional compensation in the form of contingent commissions from insurers; that certain of the defendants were engaged in a bid-rigging scheme involving the submission of false and/or inflated bids from insurers to clients; that certain of the broker defendants improperly placed their clients’ insurance business with insurers through related wholesale entities where an intermediary was unnecessary for the purpose of generating additional commissions from insurers; that certain of the broker defendants entered into unlawful tying arrangements to obtain reinsurance business from the defendant insurers; and that certain of the broker defendants created centralized internal departments for the purpose of monitoring, facilitating and advancing the collection of contingent commissions, payments and other improper fees. The plaintiffs allege violations of federal and state antitrust laws, violations of the Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. § 1962(c) and (d) (RICO), breach of fiduciary duty, aiding and abetting breach of fiduciary duty and unjust enrichment. The plaintiffs seek monetary relief, including treble damages, injunctive and declaratory relief, restitution, interest, attorneys’ fees and expenses, costs and other relief; however, no actual dollar amounts have been stated as being sought.
     On June 21, 2007, the Company, along with other defendants, filed motions to dismiss the Second Amended Commercial Complaint and to strike the addition of certain allegations and parties, including the addition of Tri-State as a named plaintiff. On July 19, 2007, the plaintiffs filed oppositions to the motions to dismiss and to strike and cross-moved for leave to amend the Second Amended Commercial Complaint to add allegations and parties, including Tri-State. On July 31, 2007, the defendants filed reply briefs.
     On August 31, 2007, the District Court of New Jersey dismissed all federal antitrust claims in the Second Amended Commercial Complaint. On September 28, 2007, the District Court of New Jersey dismissed all federal RICO claims in the Second Amended Commercial Complaint with prejudice. The District Court of New Jersey further declined to exercise jurisdiction over state law claims in the Second Amended Commercial Complaint, dismissed those state law claims without prejudice and dismissed Civil No. 04-5184 in its entirety. The District Court of New Jersey also dismissed as moot all other motions pending in Civil No. 04-5184 as of September 28, 2007.
     On October 10, 2007, the plaintiffs filed a notice of appeal to the United States Court of Appeals for the Third Circuit (Third Circuit) relating to the District Court of New Jersey’s order dismissing Civil No. 04-5184 and all other adverse orders and decisions in Civil No. 04-5184. The plaintiffs filed an opening brief in support of their appeal on February 19, 2008. Defendants will file an opposition brief 30 days thereafter and plaintiffs will then file a reply brief. No oral argument date is yet set, and it is not possible to state when a decision will be rendered by the Third Circuit.
     On February 13, 2007, a lawsuit was filed in the District Court of New Jersey by Avery Dennison Corporation (Avery) (Civil No. 07-757) against the Company, certain Marsh & McLennan companies, and several large commercial insurers making factual and legal claims similar to those raised in the Opticare, Preuss and Lewis cases. Avery seeks treble and punitive damages, attorneys’ fees and expenses, forfeiture of compensation paid to the broker defendants, restitution, general damages, interest and injunctive relief;

NOTE P—COMMITMENTS AND CONTINGENCIES—Continued
however, no actual dollar amounts have been stated as being sought. This is not a putative class action. Pursuant to the procedures promulgated by the District Court of New Jersey in MDL 1663, the case has been consolidated with the other actions pending before the District Court of New Jersey in MDL 1663. Avery was stayed pending the District Court of New Jersey’s ruling on the dispositive pleadings filed in response to the amended complaints filed by the plaintiffs in the consolidated actions. All dispositive pleadings filed in response to the amended complaints are now resolved, and the District Court of New Jersey is currently considering a request by most defendants, including the Company, to continue the stay in the Avery and certain other cases pending resolution of the appeal to the Third Circuit by the plaintiffs of the order dismissing Civil No. 04-5184. Avery has opposed this request and seeks an order to lift the stay. The District Court of New Jersey has yet to resolve whether the stay will remain in place.
     The Company believes it has substantial defenses in these cases and intends to defend itself vigorously. However, due to the uncertainty of these cases, the Company is unable to estimate a range of possible loss at this time. In addition, the Company cannot predict the outcome of these cases or their effects on the Company’s financial position or results of operations.
Securities Class Action
     In June 2005, the Iron Workers Local 16 Pension Fund filed a putative class action complaint in the U.S. District Court for the Eastern District of Virginia (Case No. 1:05-CV-00735-GBL-TCB) against the Company and Andrew L. Rogal, Martin L. Vaughan, III, Timothy J. Korman, Carolyn Jones, Robert W. Blanton, Jr. and Robert B. Lockhart. The plaintiff alleged violations by each of the defendants of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and violations by the individual defendants of Section 20(a) of the Securities Exchange Act of 1934. In October 2005, the appointed Lead Plaintiff filed an amended putative class action complaint. On April 27, 2006, an order was entered granting the defendants’ motion and dismissing the amended complaint in its entirety with prejudice. On May 23, 2006, the plaintiff appealed this order to the Fourth Circuit, U.S. Court of Appeals. On May 22, 2007, the Fourth Circuit, U.S. Court of Appeals entered an order dismissing the plaintiff’s appeal.
Lockhart Suit
     On August 16, 2006, Robert B. Lockhart filed a complaint against the Company in the Circuit Court for the County of Henrico, Virginia (Civil Action No. CL06 — 2141). The plaintiff was the Company’s President and Chief Operating Officer from August 2003 until May 25, 2005. In the complaint, the plaintiff alleges, among other things, that the Company made defamatory public statements arising out of the investigation and settlement of an action by the Connecticut Attorney General. The plaintiff sought a judgment against the Company in an amount not less than $30.0 million, including an award for presumed, compensatory punitive damages and costs. On October 24, 2006, the court submitted the matters set forth in the complaint to arbitration, where the plaintiff raised an additional claim of breach of contract with the Company. On March 14, 2007, the parties entered into a settlement agreement that resolved all claims between the parties relating to the complaint and the arbitration. The settlement is effective without court approval. The amount of the settlement is not material to the Company.
Other
     There are in the normal course of business various other outstanding commitments and contingent liabilities. Management does not anticipate material losses as a result of such matters.
NOTE Q—SEGMENT INFORMATION
     In 2005 and 2006, the Company’s business consisted of two reportable segments, Domestic Retail and Excess and Surplus, as well as an All Other category for the remaining profit centers. In 2007, the Company began reporting an additional segment, International, due to the January 2007 acquisition of Glencairn, which expanded the Company’s foreign operations.
     The Domestic Retail segment places insurance products for risk areas including property and casualty, employee benefits, professional liability and personal lines through a nationwide network of offices. Domestic Retail is organized into (i) seven United States regional operating units which oversee individual profit centers (Retail Profit Centers) and (ii) coordinated national resources providing marketing and specialized industry or product expertise, which further enhance the service capacity of Retail Profit Centers to larger and more complex clients.
     The Excess and Surplus segment represents a group of domestic profit centers that focus on providing excess and surplus lines insurance through retail insurance brokers.
     The International segment is principally located in London, England with branch locations in Russia, South Africa and Australia. The International operating units provide various insurance products and have a focus towards wholesale and reinsurance brokerage. Prior to 2007, the International operating units were reported in the All Other category.

NOTE Q— SEGMENT INFORMATION—Continued
     The Company’s remaining profit centers comprise the All Other category. These profit centers include the Company’s Managing General Agencies/Underwriters and other specialized business units.
     The Company evaluates the performance of its operating segments based upon operating profits. Operating profit is defined as income before taxes, excluding the impact of gains/losses on sale of assets, amortization of intangibles, interest expense, minority interest expense, and special charges. A reconciliation of operating profit to income before taxes is as follows:

(in thousands)	2007	2006	2005
Operating profit	$182,221	$181,577	$167,900
Gain on sale of assets	2,032	1,087	5,104
Amortization of intangibles	(33,037)	(21,516)	(18,755)
Interest expense	(23,554)	(18,368)	(16,243)
Minority interest expense	(1,191)	(714)	(712)
Regulatory charge and related costs	5,725	—	(42,320)
Severance charge	—	—	(1,303)
Integration costs	(1,134)	243	(764)
Loss on extinguishment of debt	(72)	(897)	—

Income before taxes	$130,990	$141,412	$92,907

     The accounting policies of the reportable segments are consistent with those described in Note A. Each segment has been allocated a portion of the Company’s corporate overhead based upon a percentage of total revenues, excluding any gains/losses on the sales of assets. Interest income and expense includes intercompany balances allocated to the individual segments through the Company’s internal cash management program. The “Corporate/Elimination” column consists of certain intercompany revenue eliminations; unallocated interest income and expense; certain corporate compensation costs, legal, compliance, and claims expenditures, and other miscellaneous operating expenses not included in the allocation of corporate overhead; and special charges. Total assets for “Corporate/Eliminations” primarily consist of intercompany elimination and reclassification adjustment balances. Summarized information concerning the Company’s reportable segments is shown in the following tables:

	2007
	Domestic	Excess &		All	Corporate/
(in thousands)	Retail	Surplus	International	Other	Eliminations	Total
Total revenues	$683,251	$40,798	$57,173	$27,271	$(8,829)	$799,664
Investment income	16,463	1,361	2,556	1,869	(8,036)	14,213
Depreciation	6,621	481	632	212	881	8,827
Operating profit	180,391	12,448	7,472	8,766	(26,856)	182,221
Amortization of intangibles	22,072	3,212	4,979	1,933	841	33,037
Interest expense	1,388	63	4,066	1,178	16,859	23,554
Total assets	1,482,779	131,124	243,434	63,447	(103,358)	1,817,426

	2006
	Domestic	Excess &		All	Corporate/
(in thousands)	Retail	Surplus	International	Other	Eliminations	Total
Total revenues	$629,571	$38,177	$17,693	$30,601	$(5,197)	$710,845
Investment income	11,067	662	1,193	2,073	(4,489)	10,506
Depreciation	6,607	449	83	223	906	8,268
Operating profit	169,520	13,349	6,902	10,065	(18,259)	181,577
Amortization of intangibles	14,986	2,603	69	3,017	841	21,516
Interest expense	1,394	4	200	1,236	15,534	18,368
Total assets	1,222,601	100,291	67,906	98,266	(50,917)	1,438,147

NOTE Q—SEGMENT INFORMATION—Continued

	2005
	Domestic	Excess &		All	Corporate/
(in thousands)	Retail	Surplus	International	Other	Eliminations	Total
Total revenues	$599,118	$34,657	$13,265	$32,292	$(5,447)	$673,885
Investment income	9,204	476	604	1,799	(5,502)	6,581
Depreciation	6,845	427	83	227	828	8,410
Operating profit	160,129	11,487	3,914	10,497	(18,127)	167,900
Amortization of intangibles	12,507	2,449	66	2,892	841	18,755
Interest expense	1,602	10	9	1,058	13,564	16,243
Total assets	1,070,496	92,741	56,611	96,304	(31,389)	1,284,763
     The Company generated the following total revenues by line of business:

(in thousands)	2007	2006	2005
Commercial property and casualty	$472,556	$415,983	$385,391
Employee benefits	165,591	142,999	136,798
Wholesale	68,904	64,577	61,229
Personal lines	51,162	45,822	48,338
Other	41,451	41,464	42,129

Consolidated total	$799,664	$710,845	$673,885